Exhibit 10.1

MANUFACTURING, DEVELOPMENT AND INVESTMENT AGREEMENT

This MANUFACTURING, DEVELOPMENT AND INVESTMENT AGREEMENT (the “Agreement”) is made as of the 16th day of July, 2012 (the “Effective Date”), by and between Sunovia Energy Technologies, Inc., a Nevada corporation with its principal office at 106 Cattlemen Road, Sarasota, Florida 34232 (“Sunovia”) and Leader Electronics Inc., a Taiwan, R.O.C. corporation with its principal office at 8F., No.138, Lane. 235, Baoqiao Road., Xindian Dist., New Taipei City 231, Taiwan (R.O.C.) (“LEI”) (each a “Party” and collectively the “Parties”).

Recitals:

WHEREAS, Sunovia, a public company which files reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and is trading on the OTC Markets and OTCBB under the symbol “SUNV”  is presently manufacturing, marketing, distributing and selling its LED outdoor products containing its patented Aimed OpticsTM technology;

WHEREAS, LEI is listed on the Taiwan Stock Exchange Corporation and is engaged in the manufacturing and sale of power supply products;

WHEREAS, in accordance with the terms set forth herein, LEI will (i) collaborate in the next generation design of the Products (as defined below), (ii) design and implement LEI power supplies into the Products as provided in the Specifications (as defined below), (iii) invest One Million Dollars (US $1,000,000) into Sunovia, (iv) lease for Sunovia’s use equipment representing a value of Two Million Dollars (US $2,000,000) which will include manufacturing, test and product equipment and tooling mentioned below to be more specifically identified by the parties, (v) manufacture the Products (A) at a 10% discount to the market rate against non-cancellable purchase orders from Sunovia for one year following the initial purchase orders and thereafter at a 5% discount to the market rate until a full Eight Million Dollars ($8,000,000) in discounts have been earned by Sunovia and (B) provide working capital to manufacturing all Products with net payment terms of 45 days, (vi) LEI to acquire all needed tooling, and (vii) serve as an exclusive distributor for the Asia Territory (as defined below); and

WHEREAS, in accordance with the terms set forth herein, Sunovia will (i) appoint LEI as the exclusive manufacturer for the Products sold in the Territory according to the terms below (ii) appoint LEI as an exclusive distributor for the Asia Territory and (iii) provide non-cancellable and irrevocable stand-by Letter of Credit for beneficiary of LEI prior to the shipment of Product or provide payment for the Product prior to shipment; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
MANUFACTURING

1.1           Products.

A.           Products.  LEI shall exclusively produce, package and ship, and Sunovia shall pay for the manufacture of those certain LED lighting products as listed in Exhibit A (the “Product(s)”) which are more particularly described in the product specifications (the “Specifications”) attached as Exhibit B to this Agreement. LEI shall provide such services and technical support as needed by Sunovia.  LEI shall only be entitled to manufacture the Products to be sold by Sunovia in Canada, Mexico and the United States of America (collectively, the “NAFTA Territory”) and in the People’s Republic of China and the Republic of China (Taiwan) (the “Asia Territory” and collectively with the NAFTA Territory, the “Territory”).  LEI shall be required, at minimum, to initially produce 50,000 units of the Cobra Head during the one hundred eighty (180) days following the Effective Date.

B.           Specifications.  The product Specifications are attached as Exhibit B to this Agreement, and additional Specifications may be added to Exhibit B from time to time upon mutual agreement of the Parties. As part of the Specifications, Sunovia will provide to LEI the graphics for the labels and packaging for the Products (the “Shipping Materials”).  LEI will supply the Shipping Materials.  The Specification shall include LEI’s power supplies in the Products.

C.           Tooling and Components for Products to be sold to Sunovia.  LEI shall finance the cost for all tooling of the Product, the cost and vendor providing such tooling must be acceptable to Sunovia (the “Tooling Cost”).  LEI will provide Sunovia with written invoices with respect to all Tooling Cost.    LEI will finance and provide all components and packaging materials required to manufacture and deliver the Products under this Agreement, which components must be approved by Sunovia.  All intellectual property relating to such Products will be held by Sunovia.  LEI shall not supply any Products for sale to third parties without the prior written consent of Sunovia or as set forth under Article IV.  LEI shall inventory and properly maintain any and all Product components and Product packaging materials as well as at minimum thirty (30) days of Products based on historical needs in a secure, cool and dry location within LEI’s facility.  LEI warrants to Sunovia that any and all materials provided to LEI and received by LEI will be securely stored and held in inventory until such time as they are required for Product manufacturing and delivery.  LEI explicitly understands and agrees that it shall be responsible for the replacement costs of any Product components and/or packaging materials that are damaged or destroyed at LEI’s location, with the exception of components and materials destroyed in a Force Majeure event (discussed below) or because of engineering changes requirement issued by Sunovia.

D.           Additional Products.  From time to time, the Parties may agree in writing to include additional Products under the terms of this Agreement in accordance with Section 1.1(C) or originating from a proposal by either Party.  The Specifications for any new Product shall be incorporated as part of this Agreement, and the terms of this Agreement shall govern the purchase by Sunovia of any such new Product.

E.          Branding.  LEI will manufacture Product for Sunovia that is labeled and packaged as directed by Sunovia. All Products manufactured by LEI under this Agreement will bear only Sunovia’s (or its subsidiaries) marking, unless otherwise directed by Sunovia.  Sunovia shall provide the necessary documentation for LEI to manufacturer and export such Products with the Branding.  Immeiately following execution of this Agreement, LEI will provide Sunovia with a list of all documents and information needed for LEI to manufacturer and export the Products.

F.          Limited Manufacture and Sale Rights.  Except as specifically set forth in Section 1.1(A), LEI acknowledges that Sunovia is under no obligation to utilize LEI for any reason, and acknowledges that Sunovia is not restricted in any way by any contract, agreement or other arrangement to manufacture products utilizing LEI unless set forth under Section 1.1(A) and in the amounts described in Section 1.1(A) and in the Territory.

G.          Private Label Restriction.   LEI shall not sell, furnish or give any Product bearing Sunovia’s label to any other person or entity without the prior written consent of Sunovia. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this provision and that Sunovia shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach.  Such remedies shall not be the exclusive remedies for a breach by LEI of this provision but shall be in addition to all other remedies available to Sunovia at law or in equity.

H.          Limited Rights.  Except as specifically set forth in Section 1.1(A), LEI acknowledges that Sunovia is under no obligation to purchase any Product exclusively from LEI.  Sunovia shall have the right to sell the Product to its customers and shall not be restricted in any way by any contract, agreement or other arrangement LEI may have with any other party.

1.2           Prices and Terms.

A.  Pricing.  Prior to the execution of this Agreement, LEI shall provide Sunovia with a turnkey Price List (the “Price List”) that specifically itemizes and defines any and all costs that are associated with the manufacturing, packaging and delivery of the Products and will then provide the discounted price as defined herein.  The Price List shall be set forth and attached hereto as Exhibit C to this Agreement.  All invoices provided by LEI to Sunovia for the Products and the additional Products, as set forth under Section 1.2(D), shall be discounted by * from the Price List during the 12 months following the Effective Date and thereafter by * from the Price List until a maximum of Eight Million Dollars (US $8,000,000) in discounts have been earned by Sunovia.  On a quarterly basis, Sunovia may * (the “Competitor List”).  If the Price List for each of the Products is greater than *, then Sunovia shall provide written notice to LEI of such event with a copy of the Competitor List (the “Pricing Event”).  LEI will have ten (10) business days from the Pricing Event to revise the Price List to provide the identical pricing on the Competitor List.  In the event that LEI fails to revise the Price List, the exclusivity as set forth in Section 1.1(A) shall be terminated.  The manufacturers set forth on the Competitor List will maintain equal or similar standard of quality systems as maintained by LEI such as, but not limit to, ISO14001, TL16849, SA8000, OSHA18001.

Within five (5) business days of receiving a request for quotation (RFQ) from Sunovia for any products not described herein, non-standard Products or Products that are to be sold outside of the Territory, LEI shall provide Sunovia with a written and itemized price for such services.  Non-standard products shall be defined as any Products that require features or components that are not typically included in the manufacture of the Products as listed and specified in Exhibit A and Exhibit B hereto.

Unless previously agreed to in writing and signed by an authorized representative of the Parties, it is explicitly understood and agreed that LEI shall not charge Sunovia for anything that is not expressly listed and itemized on the Price List.

B.           Delivery.  LEI shall ship Product FCA LEI’s location according to INCOTERMS 2010 to Sunovia’s location, or to the location specified and agreed to in writing by the parties. Title to and risk of loss of the Product shall pass to Sunovia upon actual delivery of the Product to the location specified by Sunovia.

C.           Invoicing.  LEI shall invoice Sunovia upon shipment of Product or additional Product using electronic invoicing (unless otherwise directed by Sunovia) in accordance with Sunovia’s requirements. All invoices must reference Sunovia’s material code (e.g. NAED), Purchase Order number and Product description.  Payment of undisputed invoices shall be made in forty-five (45) days from date of invoice.    If Sunovia directs LEI to use paper invoicing, invoices shall include a bill-to address as listed below and shall be mailed through the United States Postal Service to same:

SUNOVIA ENERGY TECHNOLOGIES, INC.
106 CATTLEMEN ROAD
SARASOTA, FL 34232
Attention: Billing

E.         Productivity.  LEI will seek to develop and implement productivity improvements, with anticipated annual price decreases of at least five percent (5%).  LEI may request the assistance of Sunovia in developing such productivity improvements.  Productivity savings cannot adversely affect product quality requirements, including those set forth in the product specifications.

** The information omitted is confidential in nature and has been omitted.  The Company has filed the omitted portion with the Securities and Exchange Commission requesting confidential treatment.

1.3           Limitation of Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER AS THE RESULT OF BREACH

OF CONTRACT, WARRANTY, OR TORT (INCLUDING NEGLIGENCE, STRICT LIABILITY, OR ANY OTHER THEORY).  The liability restrictions of this section shall not apply to (a) personal injury or property damage caused by the strict liability, negligence or intentional misconduct of LEI or (b) LEI’s indemnification obligations under this Agreement.

1.4           Purchase Orders.

A.           Purchase Order.  LEI will manufacture the Product for Sunovia in accordance with purchase orders submitted by Sunovia during the term hereof (each a “Purchase Order”).  All purchases of the Product shall be made solely pursuant to the terms of this Agreement and non-conflicting terms regarding Product quantities, delivery destinations and delivery dates set forth in each Purchase Order submitted by Sunovia to LEI.  No terms of any Purchase Order shall be effective with respect to the sale of Product hereunder, except those Purchase Order terms specifically referenced in this Agreement.

B.           Timing.  LEI must deliver the Products within the time schedules set forth in the Purchase Orders issued by Sunovia and acknowledged by LEI.   If LEI fails to deliver under the Purchase Order in a timely fashion, Sunovia may terminate all or part of the Purchase Order.

1.5           Delivery Accuracy. Both Parties recognize the importance of delivery accuracy, and explicitly understand that delivery of the Product must be made on time, at the requested quantity as laid out in the Purchase Order.  For the purposes of calculation, an order is deemed filled if it is delivered within +/-  two (2) business days from the agreed delivery date and includes at least ninety-eight percent (98%) of the quantity. A “Business Day” shall be any day (Monday ~~–~~ Friday) other than a Federal holiday.  LEI shall not be liable for a delay caused by Sunovia, a third party to the extent such delay is outside of the reasonable control of LEI, or a force majeure event (discussed below).  In the event of a delay in delivery, other than one for which LEI is not liable in accordance with the preceding sentence, LEI and Sunovia shall communicate regarding the cause of the delay and shall coordinate with regard to addressing the options for providing timely delivery and if requested by Sunovia, LEI shall provide expedited shipping at LEI~~’~~s expense.  In the event that these requirements are not made, and LEI is penalized by its customer as a result of the Product’s late delivery, then LEI will issue an account credit for one half percent (.5%) of the invoice price for the affected Product for each business day that a Product is not received at final destination in accordance with these requirements, for up to ten (10) business days.

1.6           Product Quality; Warranties.

A.           Warranty.  LEI warrants all Product sold hereunder to be free from defect in manufacturing, under normal and proper storage, installation, and use for the period of five (5) years for each Product commencing from the date LEI ships the Product to Sunovia. LEI will deliver the Products in full compliance with Sunovia’s quality standards, as they evolve from time to time. LEI warrants that the Product will conform to the Specifications, attached to this Agreement or to the acknowledged Purchase Orders issued by Sunovia. LEI shall ensure compliance with Specifications for all Products and, for this purpose, shall inspect the Products prior to shipment to Sunovia in accordance with established quality control procedures.  Any changes in the manufacturing process or materials for the Products must be approved in writing by Sunovia. LEI will replace the product, returned to it by Sunovia that is freight prepaid, or, if mutually agreed to by both parties, LEI will provide a credit or reimbursement for any Product that does not conform to the Specifications or comply with the aforementioned warranties.  This warranty is intended to be passed through from Sunovia to Sunovia’s customers and the end users of the Products.

So long as LEI manufactures the Products in accordance to the design, and with the quality standards, Sunovia warrants the Products are so designed to survive the aforementioned warranty period.

B.           Laws.  Both Parties and the Product shall comply with the laws of the United States and of the country where the product is produced and shipped to for sale.  Both Parties have and shall maintain in good standing all necessary licenses, permits, authorizations and approvals required by or from the United States and of the country where the product is produced and shipped to for sale, and any approvals necessary and agreed upon by both Parties from industry regulatory bodies as specified in the Specifications.

C.           Limited Warranty.  THE FOREGOING WARRANTY TERMS ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES. SUNOVIA AND LEI MAKE NO REPRESENTATIONS OR WARRANTIES EXCEPT AS EXPRESSLY SET FORTH IN THESE TERMS AND CONDITIONS, AND LEI EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED.

D.           LEI Recall.  In the event that LEI shall have a duty to recall any Product or any post-sale duty to provide a warning with respect to a Product prepared for sale by Sunovia under this Agreement, whether issued voluntarily or involuntarily under order of any governmental or judicial agency or authority, LEI shall so notify Sunovia within forty-eight (48) hours and shall provide any necessary or reasonably requested information, including the scope of and reason for the Product recall or warning.  In such event, LEI shall recall the affected Product or provide the warning to Sunovia and shall reimburse Sunovia for all reasonable, related costs and expenses incurred by Sunovia, including replacement of recalled Products and other associated expenses.

E.           LEI Recall Notice.  LEI further agrees that Sunovia shall solely and independently notify Sunovia’s own customers of any such recall or warning instituted by LEI, unless at Sunovia’s option, Sunovia directs LEI to notify Sunovia’s customers who have purchased LEI Product found to be subject to recall or warning.  LEI shall have no communications with Sunovia’s customers regarding the recall or warning without the express direction of Sunovia unless directed by a regulatory agency.  In the event that LEI shall have further obligations, if any, to notify the general public of the recall or warning, LEI shall first notify Sunovia and within the necessary time constraints shall endeavor to come to agreement with Sunovia regarding such dissemination of information to be provided to Sunovia’s customers.  In the event of such a recall or post-sale warning issued by LEI, and instituted by Sunovia with regard to Sunovia’s customers, LEI shall reimburse Sunovia for all such reasonable, related costs and expenses incurred by Sunovia, including replacement of recalled Products and other associated expenses.

1.7           Conforming Product.  It is the responsibility of LEI to ensure that all Product delivered to Sunovia conforms with Sunovia’s design. In the event that a Product nonconformance is identified, LEI will notify Sunovia and immediately contain, inspect, segregate and correct Product in its facilities to assure that Sunovia will not receive additional shipments of suspect Product until the cause of the nonconformance that has been identified and controlled. In the event that a Product nonconformance is identified by Sunovia, Sunovia will notify LEI of such material non-conformance and the Parties will discuss appropriate response to the nonconformance.

1.8           Identification and Traceability. The Products shall be marked with the date of manufacture enabling the relevant lot to be traced back to the date, and location of production.

1.9           Subcontractors.  LEI will manufacture the Products at its factory in the Peoples Republic of China that shall be initially agreed to in writing by Sunovia, unless otherwise agreed in writing by Sunovia.  The Products shall be assembled at the Mexican Facility.  LEI shall not utilize any subcontractor without the prior consent of Sunovia.  If consent is granted, LEI shall be solely responsible for the performance of any subcontractor it uses in manufacturing the Product.  Any such subcontractor shall be bound by the terms and conditions of this Agreement, including the quality and ethical requirements of this Agreement, and shall agree to allow Sunovia to audit its facilities, documentation and manufacturing processes.

1.10           Auditing Procedures.

A.           Inspection.  LEI shall use its best efforts and commit all reasonable and necessary resources to achieve Sunovia's supply requirements.  In furtherance thereof, Sunovia will have the right to inspect or audit, on reasonable prior notice, all production facilities used or contracted by LEI for the manufacture of Products.  Upon reasonable prior written notice from Sunovia of a proposed audit, LEI and its agents shall provide Sunovia and any of its auditors with reasonable access to and any assistance that they may reasonably require, without violating Sunovia’s or LEI’s confidentiality requirements to third parties.

B.           Action.  If any audit by an auditor designated by Sunovia results in LEI being notified that LEI is not in compliance with any applicable law or audit requirement, LEI shall promptly take actions to comply with such applicable law or audit requirement.  LEI shall bear the expense of any such response that is (i) required by or necessary due to LEI’s noncompliance with any applicable law or other audit requirement relating to LEI’s business or (ii) required by or necessary due to LEI’s noncompliance with any Applicable Law or audit requirement relating to the Products provided by LEI to Sunovia.

C.           Manner.  Where feasible, all audits conducted on behalf of Sunovia shall be conducted during normal business hours upon reasonable prior notice and scheduling.  Audits shall be conducted in a manner that does not interfere with, or displace, the normal production of the Products.

           D.           Records.  LEI shall retain records and supporting documentation sufficient to document the manufacturing and related processes and all related services under this Agreement for a period of seven (7) years or for such period as otherwise agreed to by the Parties.

1.11           Reports by LEI.

A.           Reporting Requirements.  LEI shall provide to Sunovia reports pursuant in a form reasonably acceptable to Sunovia on labor availability and other operational and production limitations.   LEI shall report on all changes in manufacturing process, location of manufacture, use of any subcontractors and other conditions that could reasonably be expected to affect quality, volume or timeliness of delivery.

B.           Notification Requirements.  LEI shall immediately notify Sunovia when it becomes aware that an act or omission of a third party vendor or subcontractor will cause, or has caused, a problem or delay in performance, and shall use commercially reasonable efforts to work with Sunovia to prevent or circumvent such problem or delay.

1.12           Indemnification and Insurance.

A.           LEI’s Indemnification.  To the fullest extent permitted by law, LEI shall indemnify, defend and hold Sunovia harmless from and against any third party claim, suit, action, liability, demand, cost or expense (including, but not limited to, court costs and reasonable attorney's fees) in which (1) death, personal injury or property damage is caused, directly or indirectly, by the Product as sold and delivered hereunder, to the extent such damages are caused by the negligence or willful misconduct in the manufacture, distribution, or sale of the Products by LEI; (2) there is an actual violation by such Products of any federal, state or local rule, directive, regulation or governmental order under the law of the Federal and state laws of the United States caused by the manufacture distribution or sale of the Products by LEI, or (3) there is a failure of the Products to comply with any express or implied warranty of LEI or with any of the provisions which govern LEI’s performance under this Agreement; provided that this indemnity shall be null and void to the extent such liability, loss or expense, or claim therefor, results proximately from the designs or Specifications provided by Sunovia or any of its employees or representatives during term of this Agreement or the gross negligence of Sunovia during or after the term of this Agreement.

B.           Sunovia’s Indemnification.  To the fullest extent permitted by law, Sunovia shall indemnify, defend and hold LEI harmless from and against any third party claim, suit, action, liability, demand, cost or expense (including, but not limited to, court costs and reasonable attorney's fees) arising out of, relating to or in connection with (1) violations of any patent, trademark, copyright, trade secret or other intellectual property rights relating to LEI’s use of Sunovia or Evolucia brand or other Sunovia or Evolucia trademarks that do not result from the negligent acts or omissions of LEI; (2) in which death, personal injury or property damage is alleged to have been caused, directly or indirectly, by the Product, to the extent such damages are cause by the negligent or intentional acts or omissions of Sunovia, or (3) there is an actual violation by such Products of any federal, state or local rule, directive, regulation or governmental order under the law of the Federal and state laws of the United States caused by the design of the Products of Sunovia.

            C.           Claim Notification.  Any indemnification hereunder shall be conditioned on the Party seeking indemnification promptly notifying the other Party of such indemnification claim and furnishing the indemnifying Party with copies of all suit papers from third parties relating thereto, if applicable.  The Party seeking indemnification shall cooperate with the indemnifying Party in the defense of such claims or suits.

D.           Insurance.  LEI agrees to maintain the following insurance coverage during the term of this Agreement:  general liability with broad form manufacturer’s endorsement (written on an occurrence basis) in amounts of mutually agreed  for per occurrence events; and excess liability (umbrella form) in an amount of mutually agreed which shall be primary to any coverage, deductible or self-insured retention of Sunovia.  The foregoing policy or policies shall be issued by financially sound insurers licensed to do business in all states in which Sunovia sells the Product.  LEI shall provide a certificate of insurance evidencing the above coverages.

ARTICLE II
DEVELOPMENT

2.1              Development of Future Products.  During the term of this Agreement, LEI will collaborate with Sunovia in a mutually beneficial and cooperative fashion in order to develop new and improved future generations of the Products.  All intellectual property will be retained by Sunovia, provided, however, if the design work is related to the development of power supplies, then such intellectual property will be retained by LEI   Each joint development project undertaken by the Parties will be covered by a separate Statement of Work (“SOW”), which shall set forth in reasonable detail the tasks and work to be performed by each Party, the contributions of employee resources, equipment, supplies, capital and other intellectual property and resources to be made by LEI.  Each SOW will describe each Party's participation in the evaluation, characterization, testing and debugging of the future Products.

2.2              Statement of Work.  Each Party agrees to use commercially reasonable efforts to perform its responsibilities under each SOW and to allocate sufficient resources to complete the work in accordance with the relevant specifications and development schedule set forth in such SOW. In the event resource constraints are preventing a timely completion of milestones or work under a SOW, each Party will make commercially reasonable efforts to address the constraints to ensure completion of the project within the project timeline.  Either Party may propose changes or modifications to a SOW. Both Parties will timely review any proposed changes to a SOW and will identify impacts of such changes on the development schedule, cost and deliverables under the SOW.  Any agreed changes shall be described in a written amendment to the SOW executed by the Parties.

2.3             Framework.  This Agreement shall serve as an overall framework with respect to the development of the Products. The initial SOW will be negotiated by the Parties as soon as practical after the Effective Date. Additional SOWs may follow from time to time as agreed by the Parties.

ARTICLE III
INVESTMENT

3.1           Direct Investment.  LEI will purchase Twelve Million Five Hundred (12,500,000) shares of common stock (the “Shares”) of Sunovia for an aggregate purchase price of One Million Dollars  (US $1,000,000)  within two (2) business days of the Effective Date in accordance with the Securities Purchase Agreement attached hereto as Exhibit D.  In the event Sunovia does not place orders for the Products within five (5) years from the Effective Date (the “Order Date”), then LEI shall be entitled to sell to Sunovia the lesser of (i) Shares it has not resold as of the Order Date or (ii) the portion of Shares representing the amount of Products that Sunovia has not ordered.  For example, in the event Sunovia has placed orders for 80% of the Products, then LEI will be entitled to sell back to Sunovia as of the Order Date the lesser of the number of Shares that have not been resold by LEI or 20% of the Shares.  The per share price will be $0.08.

3.2           Equipment Purchase.  LEI will deliver to Sunovia’s facilities (which facility will display the Sunovia logo), over a period of two (2) years from the Effective Date on an as needed basis that is mutually agreed by the two parties, equipment, which shall include, but in no way be limited to, the equipment more fully described on Exhibit E.  LEI shall provide invoices of all equipment illustrating an aggregate value of Two Million Dollars (US $2,000,000), which value shall include the Tooling Cost.  Sunovia will have the right to use all equipment for a period of five (5) years from the Effective Date at no cost to Sunovia.  At the expiration of the five (5) years and at no point prior to the expiration of the five (5) years, LEI will be entitled to take possession of such equipment at Sunovia’s facility.

Everything acquired in this section, although in Sunovia’s possession, is the sole property of LEI and shall bear an identification as LEI’s property at all times. Sunovia shall use its reasonable best efforts in use, care, maintenance, repair and remedy as if the  property as property of Sunovia.  Any and all such equipment cannot be used by Sunovia as collateral, guarantee, pledge, security or any kind of financial instrument.  In the event Sunovia files for bankruptcy, Sunovia shall segregate this equipments from all others and to endeavor to protect the equipment from being wrongfully taken by creditors.  Sunovia shall use its best efforts to protect the property from loss or theft.

Sunovia, at its own cost and expense, shall carry public liability and property damage insurance covering the Equipment and operation of the Equipment by Sunovia. All said insurance shall be in the form and amount and with companies approved by LEI.  Sunovia shall pay the premiums therefore and deliver said policies, or duplicates thereof, to LEI. Each insurer shall agree, by endorsement upon the policy or policies issued by it or by independent instrument furnished to LEI, that it will give LEI thirty (30) days written notice before the policy in question shall be altered or cancelled. The proceeds of such insurance, at the option of LEI, shall be applied (a) toward the replacement, restoration, or repair of the Equipment or (b) toward payment of the obligations of Sunovia hereunder. Sunovia hereby appoints LEI as Sunovia’s attorney-in-fact to make claim for, receive payment of, and execute and endorse all documents, checks, or drafts for loss or damage under any said insurance policy.

Sunovia, a its own cost and expense, shall keep the Equipment free and clear of all levies, liens, and encumbrances and shall pay all license fees, registration fees, assessments, charges and taxes (municipal, state and federal) which may now or hereafter be imposed upon the possession, or use of the Equipment, excluding, however, all taxes on or measured by LEI’s income.

Without the prior written consent of LEI, Sunovia shall not make any alternations, additions, or improvements to the Equipment. All additions and improvements of whatsoever kind of nature made to the Equipment shall belong to and become the property of LEI on the expiration, or earlier termination, or this Lease.

ARTICLE IV
DISTRIBTION

4.1           Asia Territory Distribution.  On the Effective Date, the Parties will enter into the Sales Representation Agreement attached hereto as Exhibit F.

ARTICLE V
MISCELLANEOUS

5.1           Confidentiality.

In the course of performing this Agreement or otherwise, either Party may obtain confidential or proprietary information about the other, which information may include, but is not limited to: sales data, markets analyses, profitability information, activity-based cost reports and financial documents, as well as all information and all tangible forms of information including, but not limited to, documents, drawings, specifications, prototypes, samples, and the like, provided such information is marked as “confidential” or “proprietary, or would otherwise reasonably be understood as confidential, and also includes the existence of a commercial relationship between the parties (“Confidential Information”).  Each Party agrees (1) to use such Confidential Information only in connection with their performance under this Agreement, (2) to internally disclose such information only to those employees who need to know such information in order to perform their duties in furtherance of this Agreement, and agree to be bound by this confidentiality provision, and (3) not to disclose such information to any third party, except as required by law or government agency, or with the prior written consent of Sunovia, provided Sunovia is given notice and opportunity to intervene.

Confidential Information does not include any information which (a) was known by or in the possession of LEI prior to disclosure, (b) is or becomes generally known to the public through no fault of the receiving party, (c) is rightfully received from a third party without restriction on disclosure and not, to the knowledge of recipient, in breach of any obligation of confidentiality, or (d) is independently developed by the recipient without use of the Confidential Information.

The confidentiality obligations described herein shall commence on the date of disclosure of the Confidential Information and shall continue (a) for Confidential Information which qualifies as a trade secret under applicable law, at all times thereafter so long as such Confidential Information so qualifies as a trade secret; and (b) for all other Confidential Information, for a period of three (3) years following such disclosure.

Upon termination of this Agreement for whatever reason, each Party shall return or destroy all Confidential Information and copies thereof belonging to the other Party, as the other Party directs in writing; provided, however, that each receiving Party may retain one archival copy thereof, to be stored in a secure location in accordance with this section, for the purposes of determining and enforcing any continuing confidentiality obligations.

Each party expressly acknowledges that the other Party is a public company and subject to the public company reporting requirements imposed by the Securities and Exchange Commission and Taiwan Stock Exchange Corporation. The parties further acknowledges and agrees that it and its affiliates and agents are prohibited under Federal securities laws from purchasing or selling any securities of the other party while in possession of any material non-public information concerning the Parties.

5.2           Code of Conduct. Both Parties shall comply with the principles and requirements of the 'Code of Conduct for ‘Sunovia’s Suppliers' attached hereto as Exhibit G (hereinafter referred to as the 'Code of Conduct').

A. Assessment.  If requested by Sunovia, LEI shall not more than once a year either – at its option – provide Sunovia with (i) a written self-assessment in the form provided by Sunovia, or (ii) a written report approved by Sunovia describing the actions taken or to be taken by LEI to assure compliance with the Code of Conduct.

B. Inspection.  Sunovia and its authorized agents and representatives and/or a third party appointed by Sunovia and reasonably acceptable to Sunovia, shall be entitled (but not obliged) to conduct – also at LEI’s premises – inspections in order to verify LEI’s compliance with the Code of Conduct.

C. Requirements.  Any inspection may only be conducted upon prior written notice by Sunovia, during regular business hours, in accordance with the applicable data protection law and shall neither unreasonably interfere with LEI’s business activities nor violate any of LEI’s confidentiality agreements with third parties. LEI shall reasonably cooperate in any inspections conducted. Each Party shall bear its expenses in connection with such inspection.

D. Remedies.  In addition to any other rights and remedies Sunovia may have, in the event of (i) LEI’s material or repeated failure to comply with the Code of Conduct or (ii) LEI’s denial of Sunovia’s right of inspection as provided for in Section 5.2(C), after providing LEI’s reasonable notice and a reasonable opportunity to remedy, Sunovia may terminate this Agreement and/or any purchase order issued under the Agreement without any liability whatsoever.

Material failures include, but are not limited to, incidents of child labor, corruption and bribery, and failure to comply with the Code of Conduct's environmental protection requirements. The notice and opportunity to remedy provision shall not apply to violations of requirements and principles regarding of the child labor as set out in the Code of Conduct or willful failures to comply with the Code of Conduct.

5.3           Reservation Clause.  The products or services rendered under this or any agreement between these Parties must be in conformance with national and international foreign trade and customs requirements, including any embargos, sanctions or directives, or such agreement may be subject to termination.

5.4           Term and Termination.

A.           Term.  The initial term of this Agreement shall begin on the date set forth above and shall continue for a period of five (5) years.  Thereafter, the term of this Agreement automatically shall be extended for additional periods of one (1) year each, unless either Party terminates this Agreement as of the end of the then-current term by giving written notice to the other Party at least sixty (60) days prior to the expiration thereof.  Notwithstanding the foregoing, this Agreement may be terminated by either Party pursuant to the terms of this section.

B.           Cause.  In the event of a default by either Party, the non-defaulting Party may, in addition to any other rights available under applicable law, terminate this Agreement on thirty (30) days' notice and opportunity to cure by the defaulting Party. Upon termination of this Agreement under this section, the terminating (non-breaching) Party, in its discretion, may elect to terminate all Purchase Orders outstanding at the time of such termination.

C.           Post-Termination Payments.  Upon expiration or termination of this Agreement for any reason other than the default of LEI, Sunovia shall pay LEI for all finished Product and components that LEI has in its inventory on the date of expiration or termination, as the result of Purchase Orders issued by Sunovia, provided that LEI delivers such Product to Sunovia within twenty-one (21) business days of such order and the Product meets the requirements of the Specifications and applicable law and regulation.

D.           Limitation.  Notwithstanding subsection C above, Sunovia shall not be required to pay LEI for any Product manufactured by LEI after LEI receives notice of the expiration or termination of this Agreement.

E.           Pre-Termination Obligations.  Termination of this Agreement shall not relieve the parties from the obligations which have accrued prior to such termination pursuant to the provisions of this Agreement.

F.           Return of Property and Components.  Upon termination of this agreement, LEI agrees that it shall immediately make available for pick-up any and all property and components held in inventory or otherwise that were purchased by Sunovia and provided to LEI under this Agreement.  On the five (5) year anniversary of the Effective Date, Sunovia shall immediately make available for pick-up any and all equipment provided by LEI to Sunovia under Section 3.2 of this Agreement.

G.           Good Faith Resolution.  In the event of a dispute under this Agreement, the parties hereby agree to negotiate in good faith to attempt to resolve the dispute prior to initiation of any litigation.

5.5           Notices.

All notices required by this Agreement shall be deemed given when personally delivered, sent by overnight delivery or by first class mail, postage prepaid, to the following:

If to Sunovia, to:

Sunovia Energy Technologies, Inc.
106 Cattlemen Road
Sarasota, Florida 34232
Attn.: Chief Executive Officer

If to LEI, to:

Leader Electronic Inc.

8F., No.138, Lane. 235, Baoqiao Road., Xindian Dist.,
New Taipei City 231, Taiwan R.O.C.
Attention:  Robert Kung

or to such other person or address as each Party may from time to time designate in writing.

5.6           FORCE MAJEURE.                                           NEITHER PARTY WILL INCUR ANY LIABILITY TO THE OTHER ON ACCOUNT OF ANY LOSS OR DAMAGE RESULTING FROM ANY DELAY OR FAILURE TO PERFORM ALL OR ANY PART OF THIS AGREEMENT, IF SUCH DELAY OR FAILURE IS CAUSED, IN WHOLE OR IN PART, BY EVENTS, OCCURRENCES, OR CAUSES BEYOND THE REASONABLE CONTROL AND WITHOUT NEGLIGENCE OF THE DELAYED PARTY.  SUCH EVENTS, OCCURRENCES, OR CAUSES WILL INCLUDE, WITHOUT LIMITATION, ACTS OF NATURE, STRIKES OR LOCKOUTS, RIOTS, ACTS OF WAR OR TERRORISM, EARTHQUAKES, FIRE AND EXPLOSIONS, FLOOD, OR OTHER NATURAL DISASTERS, OR AN ACT OF GOVERNMENT.

5.7           OTHER.

A.           Governing Laws; Arbitration.  This Agreement shall be governed by and construed in accordance with the laws of the State of California in the United States without regard to choice of law principles.  The parties will meet and discuss any dispute in good faith prior to filing any litigation matters.  All disputes arising out of or relating to this Agreement or any breach thereof shall be settled exclusively by arbitration to be held in the City of Irvine, in accordance with the Rules of American Arbitration Association. The award of Arbitration rendered shall be final and binding upon both parties, and be enforceable by any court having jurisdiction. The arbitrators shall apply the internal laws of the State of California, the United States, as specified above in determining the rights, obligations and liabilities of the parties and shall not have the power to alter, modify, amend, add to or subtract from any term or provision of this Agreement nor to rule upon or grant any extension, renewal or continuance of this Agreement, nor to award damages or other remedies expressly prohibited by this Agreement, nor to grant injunctive relief, including interim relief, of any nature, notwithstanding any contrary provisions of the Rules of the American Arbitration Association specified above. If, under applicable law, this arbitration provision is not enforceable as to a particular claim brought by one party against the other, then legal proceedings involving only that claim may be instituted solely in the United States district court geographically located nearest Irvine, California or, if such court may not exercise jurisdiction, a court of the State of California. For all purposes of this Agreement, all parties hereby irrevocably consent to the jurisdiction of such court and waive any defense based on improper or inconvenient venue or lack of personal jurisdiction.

B.           Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the matters to which it relates, and supersedes all prior written or oral agreements, negotiations and correspondence.  The terms and conditions of this Agreement shall control over any contrary terms or conditions contained in purchase orders, invoices or other ordering, billing or shipping documentation.

C.           Modification.  This Agreement may not be modified except by a writing signed by both parties.  In the event of a conflict between the terms of this Agreement and any purchase order, invoice, bill of lading or other similar document, the terms of this Agreement shall control.

D.           Assignment. Each Party hereby acknowledges and agrees that the other Party may assign its rights under this Agreement to a successor in interest or affiliate of Sunovia, which affiliate of Sunovia’s may issue purchase orders to LEI, or in which case such purchase orders shall make specific reference to this Agreement.  Each Party hereby consents to such assignment and agrees that any such affiliate of Sunovia shall have the rights of the assigning Party under this Agreement.  LEI shall not have the right to otherwise assign this Agreement without the prior express written consent of Sunovia.

E.           Authority.  Each Party represents and warrants to the other that the person signing this Agreement on behalf of such Party has the requisite authority to bind such Party to the terms hereof.

F.           Invalid Terms.  In the event any term or provision of this Agreement is held to be invalid by a court of competent jurisdiction, the remainder of the Agreement shall remain in effect to the extent consistent with objectives of this Agreement.

G. Contractors.  Nothing contained in this Agreement is intended, nor shall be so construed to constitute the parties hereto as employer-employee, partners, joint-ventures or as principal and agent.

H. Headings.  The headings for each section or subsection within this Agreement are added for purposes of reference only and shall not be deemed to be part of this Agreement.

I. Signatures. The Agreement or any amendment thereto may be executed and transmitted by electronic mail or facsimile and may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which shall constitute the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LEADER ELECTRONICS INC.		SUNOVIA ENERGY TECHNOLOGIES, INC.

By:	/s/K.Y. Chou	By:	/s/ Mel Interiano

Name:	K.Y. Chou	Name:	Mel Interiano

	Title: General Manager		Title: Chief Executive Officer

Witnessed:		Witnessed:

By:		By:

Name:		Name:

Title:		Title:

Exhibit A

Products

500,000 UNITS - 55W, 80W AND/OR 110W COBRA HEAD FOR THE NAFTA TERRITORY, WHICH SHALL INCLUDE THE INITIAL 50,000 UNIT COBRA HEAD ORDER SUNOVIA IS PRESENTLY DEVELOPING.

50,000 UNITS - LIGHT PACK (LP3) FOR THE NAFTA TERRITORY

55W, 80W AND 110W COBRA HEAD FOR THE ASIA TERRITORY

LIGHT PACK (LP3) FOR THE ASIA TERRITORY

ALL DL, CANOPY AND PAL LIGHTING PRODUCTS (INTERIOR LIGHTING), WHICH IS CONTINGENT UPON SUNOVIA ACQUIRING TARGET COMPANY PRODUCING SUCH PRODUCTS OF WHICH THERE IS NO GUARANTEE SUCH ACQUISITION WILL OCCUR.

Exhibit B

Product Specifications

Specifications to be approved by Sunovia prior to commencing manufacturing of each Purchase Order.

Exhibit C

The Price List

To be developed on an ongoing basis.

Exhibit D

Securities Purchase Agreement

Exhibit E

Equipment

SMT line
Sphere
Goniometer

other manufacturing, test and product handling equipment required for state of the art facility

The above shall be more specifically identified by the parties.

Exhibit F

Sales Representation Agreement

Exhibit G

Code of Conduct

This Code of Conduct defines the basic requirements placed on suppliers of goods and services of Sunovia Energy Technologoes, Inc. and its parent, subsidiary and affiliated companies [“Sunovia”] concerning their responsibilities towards their stakeholders and the environment. Sunovia reserve the right to reasonably change the requirements of this Code of Conduct due to changes of the Sunovia compliance program. In such event Sunovia expects the supplier to accept those reasonable changes.

The supplier declares herewith:
▪	Legal compliance
o	to comply with the laws of the applicable legal system(s).
▪	Prohibition of corruption and bribery
o
To tolerate no form of and not to engage in any form of corruption or bribery, including any payment or other form of benefit conferred on any government official for the purpose of influencing decision making in violation of law.

▪	Respect for the basic human rights of employees1
o
to promote equal opportunities for and treatment of its employees irrespective of skin color, race, nationality, social background, disabilities, sexual orientation, political or religious conviction, sex or age;

o	to respect the personal dignity, privacy and rights of each individual;
o	to refuse to employ or make anyone work against his will;
o	to refuse to tolerate any unacceptable treatment of employees, such as mental cruelty, sexual harassment or discrimination;
o	to prohibit behavior including gestures, language and physical contact, that is sexual, coercive, threatening, abusive or exploitative;
o	to provide fair remuneration and to guarantee the applicable national statutory minimum wage;
o	to comply with the maximum number of working hours laid down in the applicable laws;
o	to recognize, as far as legally possible, the right of free association of employees and to neither favor nor discriminate against members of employee organizations or trade unions.
▪	Prohibition of child labor2
o	to employ no workers under the age of 15 or, in those countries subject to the developing country exception of the ILO Convention 138, to employ no workers under the age of 14.
▪	Health and safety of employees
o	to take responsibility for the health and safety of its employees;
o	to control hazards and take the best reasonably possible precautionary measures against accidents and occupational diseases;
o	to provide training and ensure that employees are educated in health and safety issues;
o	to set up or use a reasonable occupational health & safety management system.3
▪	Environmental protection4
o	to act in accordance with the applicable statutory and international standards regarding environmental protection;
o	to minimize environmental pollution and make continuous improvements in environmental protection;
o	to set up or use a reasonable environmental management system3.
▪	Supply chain
o	to use reasonable efforts to promote among its suppliers compliance with this Code of Conduct;
o	to comply with the principles of non discrimination with regard to supplier selection and treatment.

1 Declaration of Human Rights in Resolution 217 A (III) dated 10.12.1948, http://www.unhchr.ch/udhr/navigate/alpha.htm
2 Declaration of the International Labour Organisation on basic labour principles and rights www.ilo.org/public/english/standards/index.htm
3 Rio Declaration on the Environment and Development, http://www.un.org/esa/sustdev/documents/agenda21/index.htm